                                                                     EXHIBIT 3.1
                                             FORM OF 10% SENIOR CONVERTIBLE NOTE



                  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OF THE UNITED STATES, AND MAY NOT BE OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW, OR AN EXEMPTION FROM SUCH REGISTRATION.

                                                                   $[__________]

                           DAMARK INTERNATIONAL, INC.

                      10% SENIOR CONVERTIBLE NOTE DUE 2001



                  FOR VALUE RECEIVED, DAMARK INTERNATIONAL, INC., a Minnesota corporation (the "COMPANY"), HEREBY PROMISES TO PAY to the order of [________________] (the "HOLDER") the principal sum of [_____________]
($[_______]) on August __, 2001 (the "MATURITY DATE") and to pay interest on the principal amount outstanding from time to time under this note (the "OUTSTANDING PRINCIPAL AMOUNT"), at the rate of 10% per annum, payable monthly in arrears on the last day of each calendar month during the term hereof and on the final day when such principal amount becomes due (each such date, an "INTEREST PAYMENT DATE").

                  This note is one of a series of Senior convertible promissory notes (the "NOTE" and collectively, the "NOTES") of the Company referred to in the Securities Purchase Agreement, dated as of February 26, 2001 by and among the Company and the Holders (as such agreement may be amended or otherwise modified from time to time, the "PURCHASE AGREEMENT").

                  1. DEFINITIONS. For purposes hereof the following definitions shall apply:

                  "ACCELERATION PRICE" shall have the meaning set forth in
Section 5(b).

                  "ADDITIONAL SHARES OF COMMON STOCK" shall mean, all shares (including treasury shares) of Common Stock issued or sold or deemed to be issued by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company other than (i) shares of Common Stock issued upon conversion of the Notes, (ii) shares of Common Stock issued upon conversion of the Series E Preferred Stock issued upon conversion of the Notes,
(iii) such number of additional shares of Common Stock as may become issuable by conversion of the Notes by reason of adjustments required pursuant to the anti-dilution provisions applicable to such Notes as in effect on the date hereof, (iv) shares of Common Stock issued pursuant to Approved Stock Plans, (v) shares of Common Stock issued pursuant to any right to purchase such shares in existence as of January 31, 2001 and set forth on Schedule 3(c) to the Purchase Agreement, (vi) shares of Common Stock issued upon conversion of the Series D Preferred Stock, (vii) shares of Common Stock issued upon exercise of the Warrants, (viii) such number of additional shares of Common Stock as may become issuable by conversion of the Series D Preferred Stock and exercise of the Warrants by reason of adjustments required pursuant to the anti-dilution provisions applicable to such Warrants or Series D Preferred Stock as in effect on the date hereof, (ix) Dividend Shares (as defined in the Certificate of Designations for the Series D Preferred Stock, par value $.01 per share of the Company), and (x) shares of Common Stock issued in connection with a Strategic Financing;

                  "APPROVED STOCK PLAN" shall mean any contract, plan or agreement which has been or shall be approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued after the Issuance Date to any employee, officer, director, consultant or other service provider of the Company in an aggregate amount that does not exceed 1,500,000 shares of the Common Stock (subject to appropriate adjustment for any stock dividends, any subdivision or combination, or other reorganization of the outstanding shares of Common Stock).

                  "AVERAGE MARKET PRICE" shall mean the average of the Closing Bid Prices of the Common Stock for the ten (10) trading days immediately preceding the applicable date.

                  "BLOCKAGE NOTICE" shall have the meaning set forth in Section 18(b).

                  "BUSINESS DAY" shall have the meaning set forth in Section
2(c).

                  "BUY IN ACTUAL DAMAGES" shall have the meaning set forth in
Section 3(d)(v).

                  "CLOSING BID PRICES" shall mean for any security as of any date, the closing bid price of such security on the principal securities exchange or trade market where such security is listed or traded as reported by Bloomberg, L.P. ("BLOOMBERG"), or if the foregoing does not apply, the closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date, as set forth above, the Closing Bid Price of such security shall be the fair market value as determined in good faith by an investment banking firm selected jointly by the Company and the Holders, with the fees and expenses of such determination borne solely by the Company.

                  "COMMON SHARE LIMIT" shall have the meaning set forth in
Section 3(a).

                  "COMMON STOCK" shall mean, the Class A common stock of the Company, $.01 par value per share.

                  "COMPANY" shall have the meaning set forth in the Preamble.

                  "CONVERSION DATE" shall have the meaning set forth in Section 3(d)(i).

                  "CONVERSION NOTICE" shall have the meaning set forth in
Section 3(d)(i).

                  "CONVERSION PRICE" shall mean $3.00, as adjusted from time to time in accordance with the terms hereof.

                  "CONVERSION SHARES" shall have the meaning set forth in
Section 5(d)(i)

                  "COMMON SHARE LIMIT ACCELERATION PRICE" shall have the meaning set forth in Section 5(h).

                  "CONVERTIBLE SECURITIES" shall have the meaning set forth in
Section 3(c)(iv).

                  "DEFAULT" shall have the meaning set forth in Section 20.

                  "DEFAULT RATE" shall have the meaning set forth in Section 2(a)(i).

                  "DELISTING PERIOD" shall have the meaning set forth in Section 5(d)(ii).

                  "HOLDER" shall have the meaning set forth in the Preamble.

                  "HOLDERS" shall mean Stark Trading, Shepherd Investments International, Ltd., Woodville LLC, Calm Waters Limited, Walter H. Morris and such other Person that becomes a Holder of a Note.

                  "INABILITY TO FULLY CONVERT NOTICE" shall have the meaning set forth in Section 6(b).

                  "INDEBTEDNESS" shall have the meaning set forth in Section 20(a).

                  "INTEREST PAYMENT DATE" shall have the meaning set forth in the Preamble.

                  "INTEREST PAYMENT NOTICE" shall have the meaning set forth in
Section 2(a)(ii).

                  "ISSUANCE DATE" shall mean February 26, 2001.

                  "LIEN" shall have the meaning set forth in Section 8(g).

                  "MAJOR TRANSACTION ACCELERATION PRICE" shall have the meaning set forth in Section 5(a).

                  "MAJOR TRANSACTION" shall have the meaning set forth in
Section 5(c).

                  "MANDATORY PAYMENT" shall have the meaning set forth in
Section 6(a)(i).

                  "MANDATORY PAYMENT PRICE" shall have the meaning set forth in
Section 6(a)(i).

                  "MATURITY DATE" shall have the meaning set forth in the Preamble.

                  "NEW OPTION ISSUANCE PRICE" shall have the meaning set forth in Section 3(c)(iv).

                  "NOTE" or "NOTES" shall have the meaning set forth in the Preamble.

                  "NOTE REGISTER" shall have the meaning set forth in Section 18(b).

                  "NOTICE OF ACCELERATION AT OPTION OF HOLDER UPON MAJOR TRANSACTION" shall have the meaning set forth in Section 5(e).

                  "NOTICE OF ACCELERATION AT OPTION OF HOLDER UPON TRIGGERING EVENT" shall have the meaning set forth in Section 5(f).

                  "NOTICE OF MAJOR TRANSACTION" shall have the meaning set forth in Section 5(e).

                  "NOTICE IN RESPONSE TO INABILITY TO CONVERT" shall have the meaning set forth in Section 6(b).

                  "NOTICE OF TRIGGERING EVENT" shall have the meaning set forth in Section 5(f).

                  "OPTIONS" shall have the meaning set forth in Section
3(c)(iv).

                  "ORGANIC CHANGE" shall mean, any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

                  "OTHER TAXES" shall have the meaning set forth in Section 21.

                  "OUTSTANDING COMMON AMOUNT" shall have the meaning set forth in Section 3(a).

                  "OUTSTANDING PRINCIPAL AMOUNT" shall have the meaning set forth in the Preamble.

                  "PERMITTED DEBT" shall mean (a) indebtedness existing on the Issuance Date and set forth on Schedule 3(c) to the Purchase Agreement, and extensions, draws thereon, renewals and refinancing of such indebtedness; provided that such extension, renewal or refinancing (i) is pursuant to terms that are not less favorable to the Holders than the terms of the indebtedness being extended, renewed or refinanced, (ii) after giving effect to the extension, renewal or refinancing, such indebtedness is not greater than the amount of indebtedness outstanding immediately prior to such extension, renewal or refinancing and (iii) does not change the persons liable for such indebtedness; (b) indebtedness referred to in Section 4(b)(viii), provided that the Revolving Credit Facility has been terminated or refinanced in its entirety by such indebtedness (c) indebtedness of wholly owned Subsidiaries of the Company to the Company or to other wholly owned Subsidiaries of the Company; (d) without duplication, accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred now or in the future in the ordinary course of the Company's or its Subsidiaries' business, in accordance with customary terms and paid within a specified time (except trade payables incurred in connection with the operation of the Company's line of business conducted as Clickship Direct ("Clickship"), in an amount not to exceed $6,500,000 currently outstanding and not more than $500,000 in the future in the ordinary course of Clickship's business in accordance with customary terms and paid within a specified time) unless contested in good faith by appropriate proceedings and reserved in accordance with generally accepted accounting principles, consistently applied; (e) indebtedness of the Company or its Subsidiaries under any capital leases now outstanding and set forth on Schedule 3(c) to the Purchase Agreement or thereafter entered into provided that the only security interest for such indebtedness is the property leased under such capital lease; and (f) indebtedness of the Company or its Subsidiary under any capital or operating leases now outstanding relating to Clickship and set forth on Schedule 3(c) to the Purchase Agreement.

                  "PERSON" shall mean, an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  "PREFERRED CONVERSION SHARES" shall have the meaning set forth in Section 4(a).

                  "PROCEEDING" shall mean, with respect to the Company or any of its Subsidiaries, (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to such Person or its properties as such, (ii) any proceeding for any liquidation, dissolution or other winding up of such Person, voluntary or involuntary, or (iii) any assignment for the benefit of creditors or marshaling of the assets of such Person.

                  "PURCHASE AGREEMENT" shall have the meaning set forth in the Preamble.

                  "REGISTRATION RIGHTS AGREEMENT" shall mean, the Registration Rights Agreement, dated as of February 26, 2001, by and among the Company and the Holders, as such agreement may be amended or otherwise modified from time to time.

                  "REGISTRATION STATEMENT" shall have the meaning set forth in the Registration Rights Agreement.

                  "REQUIRED SHAREHOLDER APPROVAL" shall have the meaning set forth in Section 4(b)(vi).

                  "REVOLVING CREDIT FACILITY" shall mean that certain Credit Agreement between Bank of America, N.A. and the Company, dated as of July 28, 2000.

                  "RIGHTS OFFERING" shall mean an offering by the Company to the beneficial owners of the shares of Common Stock outstanding as of the date hereof of the right to purchase one share of Common Stock for each share of Common Stock owned by such holder as of the date hereof, at a purchase price of not less than $3.00 per share; provided, however, that the aggregate amount of such offering shall not exceed $5 million; and, provided further, that the Company shall have received, on or prior to March 8, 2001, not less than $20 million in aggregate net proceeds (exclusive of commissions and related expenses) from the sale and issuance of Notes representing the same principal amount as such aggregate proceeds.

                  "SEC" shall mean the U.S. Securities and Exchange Commission or any successor entity.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended from time to, and the rules and regulations thereunder, or any successor statute.

                  "SERIES E PREFERRED STOCK" shall have the meaning set forth in
Section 4(a).

                  "SERIES D PREFERRED STOCK" shall have the meaning set forth in the Purchase Agreement.

                  "STRATEGIC FINANCING" shall mean any future equity financing whereby Common Stock or Convertible Securities are issued for consideration other than cash or cash equivalents (e.g., notes) to any person or entity which has or is proposed to have a material business, technology or commercial relationship with the Company in addition to any equity financing provided by such person or entity and it is determined by the Board of Directors of the Company that such equity financing will result in or further develop a material business, technology or commercial relationship with the Company; PROVIDED, HOWEVER, that the aggregate number of shares of Common Stock (including Convertible Securities and Options on a fully diluted basis) that may be issued pursuant to Strategic Financings may not exceed 750,000 shares.

                  "SUBSIDIARY" shall mean, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

                  "SUSPENSION DAYS" shall have the meaning set forth in Section 5(d)(i).

                  "SUSPENSION PERIOD" shall have the meaning set forth in
Section 5(d)(i).

                  "TAXES" shall have the meaning set forth in Section 21.

                  "TRANSFER AGENT" shall have the meaning set forth in Section 3(d)(i).

                  "TRIGGERING EVENT" shall have the meaning set forth in Section 5(d).

                  "TRIGGERING EVENT ACCELERATION PRICE" shall have the meaning set forth in Section 5(b).

                  "WARRANTS" shall mean the Common Stock Purchase Warrants (and any such warranty issued in substitution therefore) originally issued pursuant to the Securities Purchase Agreement between the Company and the buyers party thereto, dated as of September 29, 2000.

                  2. GENERAL PROVISIONS. (a) (i) Any amount of principal hereof that is not paid when due (whether upon demand, by acceleration or otherwise) shall bear interest from the day when due until such principal amount is paid in full, payable on demand, at an interest rate per annum equal at all times to 18% per annum (the "DEFAULT RATE"). All interest shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed. Notwithstanding any other provision of this Note, interest paid or becoming due hereunder shall in no event exceed the maximum rate permitted by applicable law.

                                    (ii) All regularly scheduled interests
payments made hereunder may be made either (A) in cash or (B) at the option of the Company, by capitalizing such interest and adding such capitalized amount to the Outstanding Principal Amount of the Note; PROVIDED FURTHER that the Company may elect to make such interest payments pursuant to clause (B) above, if and only if the Company has delivered an irrevocable written notice (the "INTEREST PAYMENT NOTICE") to the Holder no less than 15 days prior to the applicable Interest Payment Date stating that the next interest payment shall be made by capitalizing such interest amount and adding such amount to the Outstanding Principal Amount of the Note. If the Company fails to deliver an Interest Payment Notice at least 15 days prior to any Interest Payment Date, then interest payments on such Interest Payment Date shall be made solely in cash.

                           (b) All payments made to the Holder in accordance
with the terms hereof on account of principal hereof and all interest payments capitalized and added to the Outstanding Principal Amount shall be noted by the Holder on Schedule I attached hereto and hereby made a part hereof and shall be binding absent manifest error; PROVIDED, HOWEVER, that any error or omission by the Holder in this regard shall not affect the obligation of the Company to pay the full amount of the principal and interest due hereunder.

                           (c) If any amount payable hereunder shall be due on
a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law to be closed (any other day being a "BUSINESS DAY"), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest payable hereon.

                           (d) Both principal and interest are payable in lawful
money of the United States and in immediately available funds at the offices of Holder, c/o Staro Asset Management, 1500 W. Market Street, Suite 200, Mequon, Wisconsin 53092, or at such other place as the Holder shall designate in writing to the Company.

                           (e)      This Note may be transferred in whole or in
part only by registration of such transfer on the Note Register maintained for such purpose by the Company as provided in Section 18(b) hereof.

                  3. HOLDER'S CONVERSION OF NOTE.

                           (a)      CONVERSION RIGHT. The Holder shall have the
right1, at its option, to convert the Note, in whole or in part, into fully paid, validly issued and nonassessable shares of the Company's Common Stock at any time and from time to time that this Note is outstanding, provided, however, that in no event shall the aggregate number of shares of Common Stock issuable upon conversion of (x) the Notes exceed 2,000,000 (the "COMMON SHARE LIMIT") or
(y) this Note exceed the amount equal to the product of (1) the Common Share Limit, multiplied by (2) the fraction, the numerator of which is the Outstanding Principal Amount of this Note as of Issuance Date and the denominator of which is the Outstanding Principal Amount of all of the Notes as of the Issuance Date ("Holders Pro-Rata Common Share Limit"), unless the Company (i) has obtained approval of the issuance of the Notes by a majority of the total votes eligible to be cast on such proposal, in person or by proxy, by the holders of the then - outstanding Common Stock, or (ii) shall have otherwise obtained permission to allow such issuances without any limitation on the number of shares of Common Stock issuable on conversion of the Notes from NASDAQ, or (iii) is no longer governed by a rule promulgated by a stock exchange, NASDAQ or other applicable body prohibiting the issuance of Common Stock upon conversion of the Notes in excess of 19.99% of the number of shares of Common Stock outstanding on the Issuance Date (the "OUTSTANDING COMMON AMOUNT") without shareholder approval. If this Note is converted in part, the remaining portion of this Note not so converted shall remain entitled to the conversion and other rights provided herein.

                           (b) CONVERSION RATE. The number of shares of Common
Stock issuable upon conversion of the Note pursuant to Section 3(a) shall be determined in accordance with the following formula:

-------------------
(1) Insert in Strong Note: "from and after September 1, 2001,"

                                        P
                              ---------------------
                                Conversion Price

                           P =  Outstanding Principal Amount submitted for
conversion plus accrued but unpaid interest thereon (which shall include any capitalized interest).

                           (c) ANTI-DILUTION. In order to prevent dilution of
the rights granted under this Note, the Conversion Price and the Common Share Limit will be subject to adjustment from time to time as provided in this
Section 3(c):

                                    (i) DIVIDENDS AND DISTRIBUTIONS. If the
Company shall declare or pay to the holders of the Common Stock a dividend or other distribution payable in shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock, the Holder of the Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, as applicable, which such Holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution as if the Note had been converted immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

                                    (ii) STOCK SPLITS AND COMBINATIONS. If the
Company shall subdivide (by means of any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine (by means of any combination, reverse stock split or otherwise) the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of shares of Common Stock any shares of the Company, the Conversion Price and the Common Share Limit in effect immediately prior thereto shall be adjusted so that the Holder shall receive the number of shares of Common Stock which the Holder would have owned or been entitled to receive after the happening of any and each of the events described above if the Note had been converted immediately prior to the happening of each such event on the day upon which such subdivision or combination, as the case may be, becomes effective. Additional Shares of Common Stock deemed to have been issued pursuant to this Section 3(c)(ii) shall be deemed to have been issued for no consideration.

                                    (iii) ORGANIC CHANGES. In case the Company
shall effect an Organic Change, then the Holder shall be given a written notice from the Company informing such Holder of the terms of such Organic Change and of the record date thereof for any distribution pursuant thereto, at least twenty (20) days in advance of such record date, and, if such record date shall precede the Maturity Date, the Holder shall have the right thereafter to receive, upon conversion of the Note, the number of shares of stock or other securities, property or assets of the Company, or of its successor or transferee or any affiliate thereof, or cash receivable upon or as a result of such Organic Change that would have been received by a holder of the number of shares of Common

Stock equal to the number of shares the Holder would have received had such Holder converted the Note prior to such event at the Conversion Price immediately prior to such event unless the Organic Change is a Major Transaction and the Note is repaid as provided in Section 5(a). In any such case, the Company will make appropriate provision (in form and substance reasonably satisfactory to the Holders holding a majority of the Outstanding Principal Amount of the Notes) with respect to such Holders' rights and interests to insure that the provisions of this Section 3(c)(iii) will thereafter be applicable to the Note (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such Organic Change, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change) unless the Organic Change is a Major Transaction and the Note is repaid as provided in Section 5(a). The Company will not effect any such Organic Change, unless (x) the Organic Change is a Major Transaction and the Note is repaid as provided in Section 5(a) or (y) prior to the consummation thereof the successor entity (if other than the Company) resulting from such Organic Change assumes, by written instrument (in form and substance satisfactory to the Holders holding a majority of the Outstanding Principal Amount of the Notes), the obligation to deliver to Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire or receive. The provisions of this subparagraph (iii) shall similarly apply to successive Organic Changes.

                                    (iv) ADJUSTMENT UPON ISSUANCE OF OPTIONS
AND CONVERTIBLE SECURITIES. Other than Options (as defined below) issued in connection with the Rights Offering, if the Company at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities of the Company entitled to receive, any rights or options to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or any stock or other securities convertible into or exchangeable for Additional Shares of Common Stock (such rights or options being herein called "OPTIONS" and such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES") (whether or not the rights thereunder are immediately exercisable) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (the "NEW OPTION ISSUANCE PRICE") is less than the Conversion Price immediately prior to such time, then, and in each such case, the Conversion Price shall be reduced to a price equal to the New Option Issuance Price. For purposes of this Section 3(c)(iv), the New Option Issuance Price shall mean the amount determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options or the conversion or exchange of such Convertible Securities in question or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (B) the total maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                                    (v) CHANGE IN OPTION PRICE OR RATE OF
CONVERSION. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for any class of Common Stock change at any time, the Conversion Price at the time of such change shall be readjusted, effective on and after the date of such change, to the Conversion Price which would have been in effect on the date of such change had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                                    (vi) ISSUANCE OF ADDITIONAL SHARES OF COMMON
STOCK. In case the Company at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(c)(ii) or (v)), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such time (or, in the case of an Underwritten Pubic Offering, for consideration less than the offering price to the public) in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price shall be reduced, to a price equal to such issuance or sale price. An "Underwritten Public Offering" shall mean an offering of shares of Common Stock through one or more investment banking firms that is registered with the SEC in which the net proceeds received by the Company exceeds $25 million.

                                    (vii) OTHER DILUTIVE EVENT In case any event
shall occur as to which the provisions of this Section 3(c) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Holder in accordance with the essential intent and principles of this Section 3(c), then, in each such case, the Board of Directors of the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to preserve, without dilution, the conversion rights represented by this Note.

                                    (viii) NO DILUTION OR IMPAIRMENT. The
Company shall not, by amendment of its certificate of incorporation or through any Organic Change or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock, free from all taxes, liens, security interests, encumbrances, preemptive rights and charges on the conversion of this Note from time to time outstanding, (ii) shall not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after the action upon the conversion of this Note would exceed the total number of shares of Common Stock then authorized by the Company's certificate of incorporation and available for the purpose of issue upon such exercise, (iii) shall not permit the par value of any shares of stock receivable upon the conversion of this Note to exceed the amount payable therefor upon such exercise, and (iv) shall not issue any capital stock of any class which, as to the Holders, is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up, unless the rights of the holders thereof shall be limited to a fixed sum or percentage of par value or a sum determined by reference to a formula based on a published index of interest rates, an interest rate publicly announced by a financial institution or a similar indicator of interest rates in respect of participation in dividends and to a fixed sum or percentage of par value in any such distribution of assets.

                                    (ix) NOTICES.

                                            (A) Immediately upon any adjustment
pursuant hereto of the Conversion Price or the Common Share Limit, the Company will give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                                            (B) The Company will give written
notice to the Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, or (II) for determining rights to vote with respect to any Organic Change, dissolution or liquidation; provided that in no event shall such notice be provided to the Holder prior to such information being made known to the public.

                                            (C) The Company will also give
written notice to the Holder at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place.

                                    (x) FURTHER ADJUSTMENTS. Successive
adjustments in the Conversion Price shall be made whenever any event specified above shall occur. All calculations under this Section 3(c) shall be made to the nearest cent. No adjustment in the Conversion Price or the Common Share Limit shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                           (d) MECHANICS OF CONVERSION. Subject to the Company's
inability to fully satisfy its obligations under a Conversion Notice as provided for in Section 6 below:

                                    (i) HOLDER'S DELIVERY REQUIREMENTS. To
convert the Note into full shares of Common Stock on any date (the "CONVERSION DATE"), the Holder shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the "CONVERSION NOTICE"), to the Company or its designated transfer agent (the "TRANSFER AGENT") to the effect that the Holder elects to convert a specified amount of the Outstanding Principal Amount of this Note (plus accrued interest) and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the originally executed Conversion Notice.

                                    (ii) COMPANY'S RESPONSE. Upon receipt by the
Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to the Holder. Upon receipt by the Company or the Transfer Agent of the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, on the next Business Day following the date of such receipt,
(A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, (B) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Company or (C) if the Holder requests, issue shares in electronic format (e.g. via DWAC).

                                    (iii) DISPUTE RESOLUTION. In the case of a
dispute as to the determination of the Conversion Price, the Company shall promptly issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice. If such Holder and the Company are unable to agree upon the determination of the Conversion Price within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) Business Day submit via facsimile the disputed determination of the Conversion Price to an independent, reputable accounting firm of national standing acceptable to the Company and the Holder. The Company shall cause such accounting firm to perform the determinations or calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such accounting firm's determination shall be binding upon all parties absent manifest error. If as a result of such determination by the accounting firm the Company is required to issue additional shares of Common Stock to the Holder, the Company shall on the next Business Day following the date such determination is made, issue such shares of Common Stock in accordance with the options set forth in the last sentence of Section 3(d)(ii) above. The reasonable fees and expenses of the accounting firm shall be borne by the party whose calculations is furthest from the accounting firm's determination.

                                    (iv) RECORD HOLDER.  The Person or Persons
entitled to receive the shares of Common Stock issuable upon a conversion of the Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the applicable Conversion Date.

                                    (v) COMPANY'S FAILURE TO TIMELY CONVERT. If
the Company shall fail (other than as a result of Section 11 or the situations described in Section 6(a) with respect to which the Holder has elected, and the Company has satisfied its obligations under, one of the options set forth in subparagraphs (i) through (iv) of Section 6(a)) to issue to the Holder on a timely basis as described in this Section 3(d), a certificate(s) for the aggregate number of shares of Common Stock to which the Holder is entitled upon the Holder's conversion of the Note as reflected in the applicable Conversion Notice, the Company shall pay damages to the Holder equal to actual damages incurred by the Holder as a result of the Holder's needing to "buy in" shares of Common Stock to the extent necessary to satisfy its securities delivery requirements ("BUY IN ACTUAL DAMAGES").

                           (e) FRACTIONAL SHARES. The Company shall not issue
any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon any conversion shall be rounded up or down, whichever is closest, to the nearest whole share.

                           (f) TAXES. The Company shall pay any and all taxes
which may be imposed upon it with respect to the issuance and delivery of Common Stock or Series E Preferred Stock upon any conversion. Stock or Series E Preferred Stock upon any conversion.

                  4. AUTOMATIC CONVERSION. (a) At any time prior to the Maturity Date the Outstanding Principal Amount of this Note (including all accrued and unpaid interest and capitalized interest) shall automatically convert into shares of Series E Preferred Stock of the Company (the "SERIES E PREFERRED STOCK"), provided that the conditions set forth in Subsection (b) below have been satisfied in full. The number of shares of Series E Preferred Stock issued on conversion of this Note (the "PREFERRED CONVERSION SHARES") shall be calculated by dividing the Outstanding Principal Amount of the Note plus all accrued and unpaid interest (including all capitalized interest) by the stated value of the Series E Preferred Stock (i.e., $100). If upon such conversion of this Note a fraction of a share would result, the Company will pay in lieu thereof in cash the amount of principal and accrued interest represented by such fractional share. Upon conversion of this Note as set forth in Section 2 above, the Company at its expense will cause to be issued, in the name of and delivered to the Holder, a certificate or certificates for the number of shares of Series E Preferred Stock to which the Holder shall be entitled on such conversion together with any other securities and property, if any, to which the Holder is entitled on such conversion under the terms of this Note.

                           (b) Any conversion pursuant to subsection (a) above
is subjec to the prior satisfaction of each of the following conditions:

                                    (i) The Company shall have filed the
Certificate of Designations for the Series E Preferred Stock in the form of Exhibit B to the Purchase Agreement with the Secretary of State of the State of Minnesota and shall have delivered to the Holder a copy of such Certificate of Designations certified by the Secretary of State of the State of Minnesota;

                                    (ii) On such conversion date, the Common
Stock shall be listed and authorized for trading on NASDAQ, and trading in the Common Stock issuable upon conversion of the Notes and the Series E Preferred Stock Conversion Shares to be traded on NASDAQ shall not have been suspended by the SEC or NASDAQ;

                                    (iii) The representations and warranties of
the Company in this Note (and incorporated herein by reference) shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality, in which case such representations and warranties shall be true and correct without further qualification) as of the date when made and as of such conversion date as though made at that time (except for individual representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Note and the other Documents to be performed, satisfied or complied with by the Company at or prior to such conversion date (including, without limitation all obligations of the Company with respect to required reservation of shares of Common Stock). The Holder shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of such conversion date, to the foregoing effect and as to such other matters as may be reasonably requested by such Holder;

                                    (iv) The transactions contemplated hereby
shall not violate any law, regulation or order then in effect and applicable to the Holder or the Company;

                                    (v) The Holder shall have received
certificates representing the shares of Series E Preferred Stock to which it is entitled to receive, as described in subsection (a) above;

                                    (vi) The Company shall have obtained the
approval of its shareholders with respect to (x) the issuance of the Notes, the Series E Preferred Stock and shares of Common Stock to be issued to the Holder upon conversion thereof as required by the applicable rules and regulations of NASDAQ for discounted issuances, (y) the applicable rules and regulations of NASDAQ for the issuance of the Company's Series D Preferred Stock and the shares of Common Stock to be issued upon conversion thereof, as required by the applicable rules and regulations of NASDAQ for discounted issuances and (z) an amendment to the Certificate of Incorporation increasing the number of shares of authorized Common Stock to

75,000,000 and such amendment shall have been duly filed with the Minnesota Secretary of State (the "REQUIRED SHAREHOLDER APPROVAL");

                                    (vii) The Registration Statement shall be
effective; and

                                    (viii) The Company shall have entered into a
revolving credit facility providing for, and be able to draw down, (i) at least $20 million of additional indebtedness pursuant to a revolving credit facility provided by one or more financial institutions or (ii) if the Company shall have received, on or prior to March 8, 2001, not less than $20 million in aggregate net proceeds from the sale and issuance of Notes (exclusive of commissions and related expenses) representing the same principal amount as such aggregate proceeds, at least $10 million of additional indebtedness pursuant to a revolving credit facility provided by one or more financial institutions and on terms, in each case, satisfactory to the Holders holding at least fifty-one percent (51%) of the Outstanding Principal Amount of the Notes.

                  5. ACCELERATION PROVISIONS.

                           (a) ACCELERATION UPON MAJOR TRANSACTION. In addition
to all other rights of the Holder contained herein (including, without limitation, the provisions of Section 3), after a Major Transaction, the Holder shall have the right, at the Holder's option, to require that the Company prepay the then Outstanding Principal Amount of the Note in an amount equal to 125% of the Outstanding Principal Amount of the Note on the date the Major Transaction was consummated plus all accrued and unpaid interest thereon (including capitalized interest) ("Major Transaction Acceleration Price"). The provisions of this Section 5(a) shall not be deemed to restrict the ability of the Holder to convert the Note pursuant to the provisions of Section 3 at any time and from time to time before the consummation of a Major Transaction.

                           (b) ACCELERATION OPTION UPON TRIGGERING EVENT.  In
addition to all other rights of the Holder contained herein (including, without limitation, the provisions of Section 3), after a Triggering Event, the Holder shall have the right, at the Holder's option, to declare all or a portion of the Outstanding Principal Amount of the Note to be due and payable at a price equal to the greater of (i) the sum of (x) 125% of the Outstanding Principal Amount on the date the Triggering Event occurred and (y) all accrued and unpaid interest thereon (including capitalized interest) and (ii) the product of (A) the aggregate number of shares of Common Stock for which the amount of the Note being converted would be converted into as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open multiplied by (B) the greater of (x) the Conversion Price calculated as if the Conversion Date were the date immediately preceding such Triggering Event and (y) the Average Market Price of the Common Stock on such date ("TRIGGERING EVENT ACCELERATION PRICE" and, collectively with "MAJOR TRANSACTION ACCELERATION PRICE," the "ACCELERATION PRICE"). The provisions of this Section 5(b) shall not be deemed to restrict the ability of the Holder to convert the Note pursuant to the provisions of Section 3 at any time and from time before the Holder receives the Triggering Event Acceleration Price.

                           (c) "MAJOR TRANSACTION". A "Major Transaction" shall
be deemed to have occurred at such time as any of the following events:

                                    (i) the consummation of a consolidation,
merger or reorganization of the Company with or into another Person (other than (x) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (y) pursuant to a consolidation, merger or reorganization after which the holders of the Company's outstanding capital stock immediately prior to the consolidation, merger or reorganization own a number of shares of the resulting company's outstanding capital stock sufficient to elect a majority of the resulting company's board of directors);

                                    (ii) the consummation of a sale, transfer,
lease, disposal or abandonment (whether in one transaction or in a series of transactions) of all or substantially all of the Company's assets (other than a sale or transfer to an entity controlling, controlled by or under common control with the Company); or

                                    (iii) the consummation of a purchase, tender
or exchange offer for more than 50% of the outstanding shares of Common Stock or other voting securities of the Company is made and accepted by the holders thereof.

Within five (5) days after the Company enters into an agreement to effect a Major Transaction but not prior to the public announcement of such Major Transaction or the public announcement of a third party tender offer that would, if consummated, constitute a Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder.

                           (d) "TRIGGERING EVENT". A "Triggering Event" shall be
deemed to have occurred at such time as any of the following events:

                                    (i) notice from the Company that Common
Stock issued or issuable upon conversion of the Note (the "CONVERSION SHARES") cannot be sold under the registration statement covering such Common Stock (the "SUSPENSION PERIOD"), for any period of ten (10) consecutive trading days or any twenty (20) non-consecutive trading days during any period of 180 consecutive days that is (A) after the date the Registration Statement has been declared effective by the SEC and (B) prior to the time that the Conversion Shares may be sold without limitation in accordance with Rule 144(k) under the Securities Act; provided that any demand for acceleration under this Section 5(d)(i) must be made by the Holder within 30 days after receipt of notice from the Company of the termination of the Suspension Period; and, provided further that if the aggregate number of days in all Suspension Periods (the "SUSPENSION DAYS") is equal to or greater than thirty (30) days, then the Maturity Date may, at the option of the Holder, be extended by the aggregate number of Suspension Days;

                                    (ii) (A) the failure of the Common Stock or,
after the date the Registration Statement is declared effective by the SEC, the Conversion Shares, to be listed on the American Stock Exchange ("AMEX"), the New York Stock Exchange

("NYSE"), the NASDAQ or the NASDAQ Small Cap Market for a period of 10 days during any period of 12 months (the "DELISTING PERIOD") or (B) the suspension of trading of the Common Stock on the AMEX, NYSE, NASDAQ or NASDAQ Small Cap Market for a period of five consecutive trading days or 10 days in any 12-month period; provided, however, that any demand for acceleration under this Section 5(d)(ii) must be made by the Holder within 30 days after receipt of the Notice of Triggering Event (as defined in Section 5(f));

                                    (iii) the Company's notice to the Holder,
including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of the Notes into shares of Common Stock, including due to any of the reasons set forth in Section 6(a) below, except in any case in which the basis for such intention by the Company is a bona fide dispute as to the right of the Holder to such conversion;

                                    (iv) the failure of the Company to appoint
the Stark Designee, as defined in the Purchase Agreement; and

                                    (v) the registration, or any filing for the
purpose of registration, of the Series E Preferred Stock under the Exchange Act.

                           (e) MECHANICS OF ACCELERATION AT OPTION OF HOLDER
UPON MAJOR TRANSACTION. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF MAJOR TRANSACTION") to the Holder. After receipt of a Notice of Major Transaction, the Holder may require the Company to prepay the Note in accordance with Sections 5(a) and 5(c) hereof by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF ACCELERATION AT OPTION OF HOLDER UPON MAJOR TRANSACTION") to the Company, which Notice of Acceleration at Option of Holder Upon Major Transaction shall indicate the applicable Acceleration Price, as calculated pursuant to Section 5(a) above.

                           (f) MECHANICS OF ACCELERATION AT OPTION OF HOLDER
UPON TRIGGERING EVENT. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to the Holder. After receipt of a Notice of Triggering Event, the Holder may require the Company to prepay the
Note in accordance with Sections 5(b) and 5(d) hereof by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF ACCELERATION AT OPTION OF HOLDER UPON TRIGGERING EVENT") to the Company, which Notice of Acceleration at Option of Holder Upon Triggering Event shall indicate the applicable Acceleration Price, as calculated pursuant to Section 5(b) above.

                           (g) PAYMENT OF ACCELERATION PRICE. Upon the Company's
receipt of a Notice of Acceleration at Option of Holder Upon Triggering Event or a Notice of Acceleration at Option of Holder Upon Major Transaction from the Holder, the Company shall immediately notify the Holder by facsimile of the mechanics of the delivery of the Holder's Note. The Company shall deliver the applicable Acceleration Price to the Holder within ten (10) days after the Company's receipt of the applicable notice to affect an acceleration. In the event of a dispute as to the determination of the arithmetic calculation of the Acceleration Price, such dispute shall be resolved pursuant to Section 3(d)(iii) above. Promptly after receipt of the applicable Acceleration Price in cash by wire transfer of immediately available funds, the Holder shall deliver the Note to the Company or its Transfer Agent. Payments provided for in this Section 5 shall have priority to payments to other stockholders in connection with a Major Transaction.

                           (h) ACCELERATION UPON REACHING COMMON SHARE LIMIT.
After 90 days following the date of this Note, in addition to all other rights of the Holder contained herein (including, without limitation, the provisions of Section 3), after the Holders Pro-Rata Common Share Limit has been reached (unless it is no longer applicable as contemplated by Section 3(a)), the Company shall prepay this Note in an amount equal to the greater of (i) 125% of the then Outstanding Principal Amount plus accrued and unpaid interest to the date of such prepayment and (ii) the product of (A) the aggregate number of shares of Common Stock for which the amount of the Note being converted would be converted into as of the date that the Holders Pro-Rata Common Share Limit was reached and
(B) the greater of (I) the Conversion Price calculated as if the Conversion Date were the date such Holders Pro-Rata Common Share Limit was reached and (II) the Average Market Price ("COMMON SHARE LIMIT ACCELERATION PRICE"). The provisions of this Section 5(h) shall not be deemed to restrict the ability of the Holder to convert the Note pursuant to the provisions of Section 3 at any time and from time to time before the Holders Pro-Rata Common Share Limit is reached or if the Holders Pro-Rata Common Share Limit is no longer applicable.

                  6. INABILITY TO FULLY CONVERT NOTE.

                           (a) HOLDER'S OPTION IF COMPANY CANNOT FULLY CONVERT.
From and after the earlier of (x) the date the Registration Statement is declared effective by the SEC or (y) 180 days after the Issuance Date, if, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available, (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation the NASDAQ, from issuing all of the Common Stock which is to be issued to the Holder pursuant to a Conversion Notice or (iii) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder's Conversion Notice and pursuant to Section 3(d) above and, with respect to the unconverted portion of the Note, the Holder, solely at its option, can elect to (unless the Company issues and delivers the Conversion Shares underlying the unconverted portion of the Note prior to the Holder's election hereunder, in which case the Holder shall only be entitled to receive Buy In Actual Damages under Section 3(d)(v)):

                                    (i) require the Company to pay the Holder
for the portion of Outstanding Principal Amount of the Note plus accrued interest thereon for which the Company is unable to issue Common Stock in accordance with the Holder's Conversion Notice ("MANDATORY PAYMENT") in an amount (the "MANDATORY PAYMENT PRICE") equal to the Triggering Event Acceleration Price as of such Conversion Date;

                                    (ii) if the Company's inability to fully
convert the Note is pursuant to Section 6(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with the Holder's Conversion Notice and pursuant to Section 3(d) above;

                                    (iii) void its Conversion Notice and retain
or have returned, as the case may be, the nonconverted portion of the Note that was to be converted pursuant to the Holder's Conversion Notice; or

                                    (iv) if the Company's inability to fully
convert the Note is pursuant to the NASDAQ rules and regulations described in
Section 6(a)(y) above, require the Company to issue shares of Common Stock in accordance with the Holder's Conversion Notice and pursuant to Section 3(d) above at a Conversion Price in cash equal to the Average Market Price of the Common Stock on the date preceding the Holder's Notice in Response to Inability to Convert.

                           (b) MECHANICS OF FULFILLING HOLDER'S ELECTION. The
Company shall immediately send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion Notice from the Holder which cannot be fully satisfied as described in Section 6(a) above, a notice of the Company's inability to fully satisfy the Holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate
(i) the reason why the Company is unable to fully satisfy the Holder's Conversion Notice, (ii) the portion of the Outstanding Principal Amount of the Note plus accrued interest thereon which cannot be converted and (iii) the applicable Mandatory Payment Price. The Holder must within five (5) Business Days after receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company ("NOTICE IN RESPONSE TO INABILITY TO CONVERT") of its election pursuant to Section 6(a) above.

                           (c) PAYMENT. If the Holder shall elect to have its
Note prepaid pursuant to Section 6(a)(i) above, the Company shall pay the Mandatory Payment Price in immediately available funds to the Holder within ten
(10) days of the Company's receipt of the Holder's Notice in Response to Inability to Convert. If the Company shall fail to pay the applicable Mandatory Payment Price to the Holder on a timely basis as described in this Section 6(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Acceleration Price), in addition to any remedy the Holder may have under this Note, such unpaid amount shall bear interest at the Default Rate until paid in full. Until the full Mandatory Payment Price is paid in full to the Holder, the

Holder may void the request for the Mandatory Payment with respect to the portion of the Note for which the full Mandatory Payment Price has not been paid and in no event shall such voidance be deemed forgiveness of any amounts due under this Note. Notwithstanding the foregoing, if the Company fails to pay the applicable Mandatory Payment Price within such ten (10) day time period due to a dispute as to the determination of the arithmetic calculation of the Acceleration Price, such dispute shall be resolved pursuant to Section 3(d)(iii) above.

                           (d) PRO-RATA CONVERSION AND ACCELERATION. In the
event the Company receives a Conversion Notice from more than one Holder on the same day and the Company can convert and redeem some, but not all, of the Notes pursuant to this Section 6, the Company shall convert and purchase from each Holder electing to have such Note converted and purchased at such time an amount equal to such Holder's pro-rata amount (based on the Outstanding Principal Amount of the Note held by such Holder relative to aggregate Outstanding Principal Amount of Notes outstanding) of all Notes being converted and redeemed at such time.

                  7. REPRESENTATIONS AND WARRANTIES.

                           Each of the representations and warranties made by
the Company in the Purchase Agreement as in effect on the date hereof, without regard to any amendment, modification or waiver of such provisions, is true and correct on the date hereof as if made on the date hereof (except for those representations and warranties that speak as of a specific date), which representations and warranties (together with all related definitions and ancillary provisions) are hereby incorporated by reference as if set forth herein in their entirety, PROVIDED, that: (a) references to "this Agreement", "herein", "hereunder", and words of similar import shall mean and be a reference to this Note; (b) references to an "Exhibit" and "Schedule" shall mean and be a reference to the applicable Exhibit and Schedule to the Purchase Agreement (as in effect on the date hereof, without regard to any amendment, modification or waiver of such provisions and without regard to whether or not the Purchase Agreement remains in effect); and (c) references to Sections in such representations and warranties shall be references to Sections of the Purchase Agreement, PROVIDED that to the extent such referenced Sections are themselves incorporated in this Note by reference, references herein to such Sections shall be to such Sections as they are incorporated.

                  8. COVENANTS. So long as any principal or interest is due hereunder and shall remain unpaid, the Company will, unless the Holder shall otherwise consent in writing:

                           (a) Furnish to the Holder: (i) as soon as possible
and in any event within five days after the occurrence of a Default or any event that, with the giving of notice or the lapse of time or both, would constitute a Default, the written statement of the chief financial officer of the Company, setting forth the details of such Default or event and the action that the Company proposes to take with respect thereto and (ii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Holder from time to time may reasonably request;

                           (b) Comply, and cause each of its Subsidiaries to
comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, payment before the same become delinquent of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith and for which adequate reserves (as determined in accordance with generally accepted accounting principles consistently applied) have been set aside;

                           (c) Maintain and preserve its existence, rights and
privileges, and obtain, maintain and preserve all permits, licenses, authorizations and approvals that are necessary in the proper conduct of its business;

                           (d) Keep adequate and proper records and books of
account, in which complete and correct entries will be made in accordance with generally accepted accounting principals consistently applied, reflecting all financial transactions of the Company;

                           (e) Comply with each of the affirmative and negative
covenants contained in the Purchase Agreement (as in effect on the date hereof, without regard to any amendment, modification or waiver of such provisions and without regard to whether or not the Purchase Agreement remains in effect) which covenants are hereby incorporated by reference as if set forth herein in their entirety provided that any reference changes provided for in Section 7(b) hereof shall also be applicable to this Section 8(e);

                           (f) Not incur nor permit any of its Subsidiaries to
incur any indebtedness except Permitted Debt;

                           (g) Not create or suffer to exist, or permit any of
its Subsidiaries to create or suffer to exist, any lien, mortgage, security interest, charge or other encumbrance (each, a "LIEN") upon or with respect to any of their properties, rights or other assets, whether now owned or hereafter acquired, or assign or otherwise transfer or permitted any of its Subsidiaries to assign or otherwise transfer, any right to receive income, other than Liens under any Permitted Debt;

                           (h) Not (i) directly or indirectly sell, lease or
otherwise dispose of (A) any of its property or assets other than in its ordinary course of business or (B) substantially all of its properties and assets, in the aggregate, to any person(s), whether in one transaction or in a series of transactions over any period of time, (ii) merge into or with or consolidate with any other person or (iii) adopt any plan or arrangement for the dissolution or liquidation of the Company;

                           (j) Not (i) make any advance or loan to any person,
firm or corporation, except for reasonable travel or business expenses advanced to the

Company's employees or independent contractors in the ordinary course of business, or (ii) acquire all or substantially all of the assets of another entity for a purchase price in excess of $5,000,000; and

                           (n) Not prepay or pay any Indebtedness subordinate to
the Indebtedness evidenced by this Note, except for trade payables incurred in the ordinary course of the Company's business.

                  9. RESERVATION OF SHARES. The Company shall, so long as any principal or interest is due hereunder, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Note, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note; provided that the number of shares of Common Stock so reserved shall at no time be less than 150% of the number of shares of Common Stock for which the Note is at any time convertible. Notwithstanding the foregoing, until such time as the Shareholder Approval has been obtained, the Company shall only be obligated to reserve 2,000,000 shares of Common Stock.

                  10. NO IMPAIRMENT.The Company shall not intentionally take any action which would impair the rights and privileges of the Note set forth herein or the Holder.

                  11. LIMITATION ON NUMBER OF CONVERSION SHARES. Notwithstanding any provision to the contrary contained herein, in no event shall the Holder be entitled to convert this Note such that upon giving effect to such conversion, the aggregate number of shares of Common Stock then beneficially owned by the Holder and its "affiliates" as defined in Rule 144 of the Act would exceed(2) [4.99% or 9.99%] of the total issued and outstanding shares of the Common Stock following such conversion; PROVIDED, HOWEVER, that a Holder may elect to waive this restriction upon not less than sixty-one (61) days prior written notice to the Company(3); and, PROVIDED, FURTHER, that this restriction shall not preclude the Company from issuing shares in connection with an automatic conversion as set forth in Section 4 hereof. For purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  12. SECURITY INTEREST. (a) As collateral security for all Indebtedness, obligations and other liabilities of the Company to the Holder now or hereafter arising, including, without limitation, the indebtedness evidenced by this Note (collectively, the "OBLIGATIONS"), the Company hereby grants to the Holder a lien on and security interest in all the Company's right, title and interest in all of its goods, property and fixtures of every kind, nature and description (whether tangible or intangible), wherever located and whether now or hereafter existing and whether now owned or hereafter acquired (the "COLLATERAL"), including, without limitation, the following:

--------------------
(2) Stark Trading, Sheperd Investments International Ltd. and Woodhouse LLC, 4.99%; Calm Waters Limited and Walter H. Morris, 9.99%

(3) This proviso will be deleted for Calm Waters Limited and Walter H. Morris

                           (i) all indebtedness from time to time owned by the Company (collectively, the "PLEDGED DEBT"), the promissory notes, bonds, debentures, credit agreements, commercial paper, certificates, confirmations and other instruments evidencing the Pledged Debt, all other present and future debts, liabilities and obligations of every type and description owed to the Company by any person or entity, in each case whether now or hereafter existing or arising by law or agreement and whether or not evidenced or represented by any note or other instrument, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

                           (ii) all shares of stock, partnership interests, member interests and other equity interests and investment property now or hereafter owned by the Company and issued by any corporation, partnership, limited liability company, trust or any other entity, whether or not evidenced or represented by any stock certificate, certificated security or other instrument (the "PLEDGED SECURITIES"), the certificates (if any) representing the Pledged Securities, shares or other interests, all options and other rights, contractual or otherwise, in respect thereof, all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities and such other shares and interests, and all securities entitlements of the Company in any and all of the foregoing;

                           (iii) all inventory (as defined in the Uniform Commercial Code in effect in the State of New York (the "CODE")) of the Company, all goods obtained by the Company in exchange for such inventory, and any products made or processed from such inventory, including all substances, if any, commingled therewith or added thereto (herein collectively called "INVENTORY");

                           (iv) all equipment (as defined in the Code) of the Company (herein collectively called "EQUIPMENT");

                           (v) all accounts and general intangibles (each as defined in the Code) of the Company constituting any right to the payment of money, including, without limitation, all moneys due and to become due to the Company in respect of any loans or advances, leases of Equipment or for Inventory or Equipment or other goods sold or leased or for services rendered, all moneys due and to become due to the Company under any guarantee (including a letter of credit) of the purchase price of Inventory or Equipment sold by the Company and all tax refunds (such accounts, general intangibles and moneys due and to become due being herein collectively called "ACCOUNTS");

                           (vi) all instruments, chattel paper or letters of credit (each as defined in the Code) of the Company evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts, including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances (herein collectively called "INSTRUMENTS");

                           (vii) all copyrights, patents, trademarks, trade names and other intellectual property, including, without limitation,
         (A) all inventions, processes, production methods, proprietary information, know-how and trade secrets, (B) all licenses or user or other agreements granted to the Company with respect to any of the foregoing, in each case whether now or hereafter owned or used and (C) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs;

                           (viii) all documents and instruments (whether negotiable or nonnegotiable);

                           (ix) all securities and deposit accounts maintained by the Company with any bank, trust company, investment firm or fund, or any similar institution or organization, and all financial assets, investment property, cash and other investments credited to such accounts;

                           (x) all other tangible and intangible personal property and fixtures of the Company, including, without limitation, all proceeds, products, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of the Company described in the preceding clauses of this Section 12(a) (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by the Company in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, products and accessions, all books, correspondence, credit files, records, invoices and other papers, including, without limitation, all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Company or any service company from time to time acting for the Company;

         in each case, howsoever its interest therein may arise or appear (whether by ownership, security interest, claim or otherwise);

                  (b) The Company hereby authorizes the Holder to file, without the signature of the Company where permitted by law, one or more financing or continuation statements, and amendments thereto, relating to the Collateral;

                  (c) Upon the occurrence and continuance of a Default (as defined): the Company hereby irrevocably constitutes and appoints the Holder as the Company's true and lawful attorney, with full power of substitution, at the sole cost and expense of the Company but for the sole benefit of the Holder, upon the occurrence and during the continuance of a Default hereunder, to convert the Collateral into cash, including, without limitation, completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion of the Collateral; to enforce collection of the Collateral, either in its own name or in the name of the Company, including, without limitation, executing releases, compromising or settling with any debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to the Company and to take therefrom any remittances or proceeds of Collateral in which the Holder has a security interest; to notify post office authorities to change the address for delivery of mail addressed to the Company to such address as the Holder shall designate; to endorse the name of the Company in favor of the Holder upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of the Company on and to receive as secured party any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; and to sign the name of the Company on any notice to any debtor with respect to the Accounts or on verification of the Collateral. The Holder shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Holder elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to the Company except for its gross negligence or willful misconduct. All powers conferred upon the Holder by this Note, being coupled with an interest, shall be irrevocable so long as any Obligation of the Company to the Holder shall remain unpaid;

                  (d) Upon the occurrence and during the continuance of a Default hereunder, the Holder may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party on default under the Code then in effect in the State of New York. The Company agrees that, to the extent notice of sale shall be required by law, at least 10 days' notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification; and

                  (e) The Company will use best efforts to deliver to the Holders UCC-3 Termination Statements and other documents necessary to evidence the termination of the security interests pursuant to the Revolving Credit Facility within seven (7) business days after the date hereof, but in any event will be obligated to deliver such UCC -3 Termination Statements and other documents necessary to evidence the termination of the security interests pursuant to the Revolving Credit Facility no later than ten (10) business days after the date hereof.

                  (f) The Holder hereby acknowledges and agrees that the provisions of this Section 12, and the Liens and security interests granted, are subject to the provisions of Section 4(s) of the Securities Purchase Agreement.

                  13. OBLIGATIONS ABSOLUTE. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to convert this Note pursuant to the provisions of Section 3, and to pay the principal of, and interest on, this Note at the time, place and rate, and in the manner, herein prescribed.

                  14. WAIVERS OF DEMAND, ETC. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate (other than a Notice of Acceleration at Option of Holder Upon Triggering Event or Notice of Acceleration at Option of Holder Upon Major Transaction as required by Section 5(f)), bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

                  15. REPLACEMENT NOTE. In the event that the Holder notifies the Company that its Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Outstanding Principal Amount, if different than that shown on the original
Note) shall be issued by the Company to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note, but in no event shall the aggregate amount of such indemnification exceed the Outstanding Principal Amount of the Note.

                  16. PAYMENT OF EXPENSES; INDEMNIFICATION. The Company agrees to pay on demand (a) all accountable costs and expenses (including, without limitation, fees and expenses of one counsel to the Holders) incurred by the Holders in connection with the preparation, execution and delivery of this Note and the other Documents (b) all reasonable costs and expenses, including, without limitation, fees and expenses of counsel to the Holder incurred by the Holder in connection with the administration and amendment of this Note and the other Documents and (c) all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel to the Holder) incurred by the Holder in connection with the enforcement of the Holder's rights and/or the collection of all amounts due under this Note. The Company hereby agrees to indemnify and hold harmless the Holder and its members, partners, agents, employees, affiliates and advisors from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, all fees and other client charges of counsel to the Holder) which may be incurred by or asserted against the Holder or any such member, partner, agent, employee, affiliate or advisor in connection with or arising out of any investigation, litigation or proceeding related to or arising out of this Note or any other Document or any transaction contemplated hereby or thereby, except for damages, losses, liabilities or expenses arising from Holder's acts of gross negligence or willful misconduct. The obligations of the Company under this paragraph shall survive the payment in full of this Note.

                  17. RESTRICTION ON CASH DIVIDENDS WITH RESPECT TO COMMON STOCK. Until the Note has been converted or redeemed in its entirety as provided herein, the Company shall not, directly or indirectly, declare or pay any cash dividend on its Common Stock without the prior express written consent of the Holder.

                  18. ASSIGNMENT AND TRANSFER OF NOTE.

                           (a) Subject to the restrictions on transfer contained
herein, if applicable, this Note and all rights hereunder are transferable in whole or in part, without charge to the Holder hereof, upon surrender of this Note with a properly executed Form of Assignment attached hereto as EXHIBIT B at the principal office of the Company (or at such office or agency as the Company may designate in writing to the Holder).

                           (b) This Note shall be registered in a register (the
"NOTE REGISTER") as it is issued and transferred, which Note Register shall be maintained by the Company at its principal office or, at the Company's election and expense, by the Company's Transfer Agent. The Company shall be entitled to treat the registered holder of the Note on the Note Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Note on the part of any other Person, and shall not be affected by any notice to the contrary, except that, if and when any Note is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of such Note for all purposes. All of the rights provided to the Holder under this Note, if properly assigned, may be exercised by a new holder without a new note first having been issued.

                  19. [intentionally omitted]

                  20. EVENTS OF DEFAULT. If any of the following shall occur (each a "DEFAULT"):

                           (a) the Company shall fail to pay (i) any principal
of or interest on this Note when due, (whether by scheduled maturity, acceleration, demand or otherwise); or (b) any representation or warranty made by the Company in this Note, in any other Document heretofore or hereafter furnished by or on behalf of the Company (including, without limitation, the Purchase Agreement) or in any document or certificate in connection with the execution and delivery of this Note shall have been incorrect in any material respect when made; or (c) the Company shall fail to perform or observe any term, covenant or agreement contained in any Document (including, without limitation, the failure to honor any Conversion Notice to be performed or observed by the Company, or (d) the Company shall fail to pay any debt for borrowed money or other similar obligation or liability ("INDEBTEDNESS") (excluding Indebtedness evidenced by this Note), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (e) one or more final judgments or orders for the payment of money exceeding $500,000 shall be rendered against the Company, and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or (f) the Company shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Company or for any substantial part of its property and such proceeding shall remain undismissed or unstayed for a period of thirty (30) days; or the Company shall take any action to authorize or effect any of the actions set forth above in this clause (f); or (g) any provision of this Note or any other Document (including, without limitation, the Purchase Agreement) shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability thereof shall be contested by the Company, or a proceeding shall be commenced by the Company seeking to establish the invalidity or unenforceability thereof, or the Company shall deny that it has any liability or obligation hereunder or thereunder; or (h) a material adverse change in the condition or operations, financial or otherwise, of the Company, as determined by the Holder in its sole discretion, shall occur; or (i) the Registration Statement (as defined in the Registration Rights Agreement) covering the Conversion Shares and the Preferred Conversion Shares (as defined in the Purchase Agreement) shall not have been declared effective by the Securities and Exchange Commission within 180 days after the Issuance Date; or (j) the Company fails to obtain the Required Shareholder Approval within 90 days after the Issuance Date or (k) the Company does not deliver the BOA Notice (as defined in the Purchase Agreement) as required by Section 4(v) of the Purchase Agreement;

then the Holder may (i) declare the Outstanding Principal Amount of this Note and all other amounts due hereunder to be immediately due and payable, whereupon the Outstanding Principal Amount of this Note and all such other amounts shall become and shall be forthwith due and payable, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived and all such amounts, if unpaid, shall bear interest at the Default Rate,
(ii) notwithstanding any provision to the contrary contained herein, convert this Note at the lower of (I) the Conversion Price and (II) the Average Market Price, in each case, on the date of such conversion, and (iii) exercise any and all of its other rights under applicable law, hereunder and under the other Documents. In such event, this Note shall be prepaid at a prepayment price equal to 125% of the Outstanding Principal Amount of the Note plus accrued but unpaid interest thereon.

                  21. TAXES, ETC. All payments made by the Company hereunder will be made without setoff, counterclaim or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, stamp or other taxes, levies, imposts, deductions, charges, fees, withholding, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding taxes on the overall net income of the Holder (such non-excluded taxes are hereinafter collectively referred to as the "TAXES"). If the Company shall be required by law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder, (i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Holder pursuant to this sentence) the Holder receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Company shall make such deductions or withholdings and (iii) the Company shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by the Company, as promptly as possible thereafter the Company shall send the Holder an official receipt showing payment. In addition, the Company agrees to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Note or any other Document, excluding taxes on the overall net income of the Holder (hereinafter referred to as "OTHER TAXES"). The Company will indemnify the Holder for the full amount of Taxes or Other Taxes (including, any Taxes or Other Taxes on amounts payable to the Holder under this paragraph) paid by the Holder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, upon written demand by the Holder therefor.

                  22. MISCELLANEOUS.

                           (a) The Company agrees that all notices or other
communications provided for hereunder shall be in writing (including telecommunications) and shall be mailed, telecopied or delivered to the Company at the address of the Company set forth next to its signature, or at such other address as may hereafter be specified by the Company to the Holder in writing. All notices and communications shall be effective (i) upon receipt, if delivered personally, (ii) upon receipt, when sent by facsimile, (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one
(1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive same.

                           (b) No failure on the part of the Holder to exercise,
and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by the Holder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy of the Holder. No amendment or waiver of any provision of this Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                           (c) Any provision hereof which is prohibited or
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                           (d) The Company hereby (i) irrevocably submits to the
jurisdiction of the courts of the State of New York or the United States for the Southern District of New York, in each case, sitting in New York County in any action or proceeding arising out of or relating to this Note or any of the other documents entered into in connection with this Note, (ii) waives any defense based on doctrines of venue or forum non convenient, or similar rules or doctrines, and (iii) irrevocably agrees that all claims in respect of such an action or proceeding may be heard and determined in such courts. The Company (by its acceptance hereof) waives any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Note.

                           (e) This Note shall be governed by, and construed in
accordance with, the laws of the State of New York without regard to conflicts of law principles.

                                        DAMARK INTERNATIONAL, INC.




                                        By:_____________________________________
                                        Name:  George Richards
                                        Title:    President
                                        Address:  301 Carlson Parkway
                                                    Suite 201
                                                    Minneapolis, MN 55305
                                        Attention:  George S. Richards
                                        Telephone: 952-258-2001
                                        Telecopier: 952-258-2010

                                   SCHEDULE I
                   PAYMENTS OF PRINCIPAL; INTEREST CAPITALIZED


   Principal            Capitalized            Principal               Notation
Paid or Prepaid          Interest               Balance                 Made by
---------------          --------               -------                 -------











                                    EXHIBIT A

                           DAMARK INTERNATIONAL, INC.
                                CONVERSION NOTICE


Reference is made to the 10% Senior Subordinated Convertible Note due August __, 2001 (the "NOTE"), made by Damark International, Inc. a Minnesota corporation (the "COMPANY"), to the order of [________________]. In accordance with and pursuant to the Note, the undersigned hereby elects to convert the amount under this Note indicated below into shares of Class A Common Stock, $.01 par value per share of the Company (the "COMMON Stock"), as of the date specified below.



   Date of Conversion:
                                              ----------------------------------

   Outstanding Principal Amount of Note to be
   converted:
                                              ----------------------------------

Please confirm the following information:

   Conversion Price:
                                              ----------------------------------

   Number of shares of Common Stock
   to be issued:
                                              ----------------------------------


Please issue the Common Stock and, if applicable, any check drawn on an account of the Company into which Note is being converted in the following name and to the following address:

     Issue to:
                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

     Facsimile Number:
                                              ----------------------------------

     Authorization:
                                              ----------------------------------
                                               By:
                                                  ------------------------------
                                               Title:
                                                     ---------------------------

     Dated:
                                              ----------------------------------

                                    EXHIBIT B


                               FORM OF ASSIGNMENT

                [To be executed only upon assignment of the Note]

For value received, the undersigned registered Holder of the within Note hereby sells, assigns and transfers unto________ the right represented by such Note, and appoints _____________ Attorney to make such transfer on the Note Register of Damark International, Inc., maintained for such purpose, with full power of substitution in the premises.

Dated:
                                          (Signature must conform in all
                                          respects to the name of holder as
                                          specified on the face of the Note)


                                          --------------------------------------
                                                     (Street Address)





                                          --------------------------------------
                                                  (City) (State) Zip Code)

Signed in the presence of:




                                       3